Exhibit 12

STATEMENT RE: COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Three Months Ended June 30,
	2010		2009
Earnings available to cover fixed charges:
Income from continuing operations	$7,133		$15,134
Interest expense	20,727		19,421

Earnings available to cover net fixed charges	$27,860		$34,555

Fixed charges:
Interest expense	$20,727		$19,421
Interest capitalized	3,231		3,760

Fixed charges	$23,958		$23,181
Preferred stock dividends	2,953		2,953

Fixed charges and preferred stock dividends	$26,911		$26,134

Earnings available to cover fixed charges	$27,860		$34,555
Divided by fixed charges	$23,958		$23,181

Ratio of earnings to fixed charges	1.2	x	1.5	x

Earnings available to cover fixed charges	$27,860		$34,555
Divided by fixed charges and preferred stock dividends	$26,911		$26,134

Ratio of earnings to combined fixed charges and preferred stock dividends	1.0	x	1.3	x

STATEMENT RE: COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Six Months Ended June 30,
	2010		2009
Earnings available to cover fixed charges:
Income from continuing operations	$14,729		$28,893
Interest expense	41,826		40,443

Earnings available to cover net fixed charges	$56,555		$69,336

Fixed charges:
Interest expense	$41,826		$40,443
Interest capitalized	6,364		9,415

Fixed charges	$48,190		$49,858
Preferred stock dividends	5,906		5,906

Fixed charges and preferred stock dividends	$54,096		$55,764

Earnings available to cover fixed charges	$56,555		$69,336
Divided by fixed charges	$48,190		$49,858

Ratio of earnings to fixed charges	1.2	x	1.4	x

Earnings available to cover fixed charges	$56,555		$69,336
Divided by fixed charges and preferred stock dividends	$54,096		$55,764

Ratio of earnings to combined fixed charges and preferred stock dividends	1.0	x	1.2	x